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As filed with the Securities and Exchange Commission on February 7, 2012

Registration No. 333-177465

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 4 to
FORM S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

Rouse Properties, Inc.
(Exact name of registrant as specified in governing instruments)

Rouse Properties, Inc.
1114 Avenue of the Americas, Suite 2800
New York, NY
10110
(212) 608-5108
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Michael McNaughton
Chief Operating Officer
Rouse Properties, Inc.
1114 Avenue of the Americas, Suite 2800
New York, NY
10110
(212) 608-5108
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Matthew D. Bloch, Esq
Heather L. Emmel, Esq.
Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York
(212) 310-8000 (Phone)
(212) 310-8007 (Fax)

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box.    ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "accelerated filer," "large accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This Amendment No. 4 to the registration statement on Form S-11 (File No. 333-177465) of Rouse Properties, Inc. is being filed solely to amend Item 36, only with respect to annotations thereon, and Item 37 of Part II thereof. This Amendment No. 4 does not modify any provision of the preliminary prospectus contained in Part I or Items 31, 32, 33 or 34 of Part II of the registration statement. Accordingly, this Amendment No. 4 does not include a copy of the preliminary prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The expenses, other than underwriting commissions, expected to be incurred by Rouse (the "Registrant") in connection with the issuance and distribution of the securities being registered under this Registration Statement are estimated to be as follows:

Securities and Exchange Commission Registration Fee	$22,920
NYSE Listing Fee	$164,000
Printing and Engraving	$167,000
Legal Fees and Expenses	$500,000
Accounting Fees and Expenses	$340,000
Transfer Agent and Registrar Fees	$28,000
Information Agent Fees	$3,500
Miscellaneous	$10,000
Total	$1,235,420

ITEM 32.    SALE TO SPECIAL PARTIES.

        Not applicable.

ITEM 33.    RECENT SALES OF UNREGISTERED SECURITIES.

        On August 10, 2011, we issued 100 shares of our common stock to GGP Limited Partnership, our parent company at the time. The shares were issued in a private placement exempt from registration pursuant to 4(2) of the Securities Act.

        On January 12, 2012, in connection with the restructuring transactions relating to, and as part of the consideration for, the spin-off, we issued 359,056 shares of our Class B common stock, par value $0.01 per share to GGP LP. The Class B common stock was issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

ITEM 34.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the Delaware General Corporation Law, or DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        Each of the Registrant's Bylaws authorize the indemnification of their officers and directors, consistent with Section 145 of the Delaware General Corporation Law, as amended. GGP has and Rouse intends to enter into indemnification agreements with each of its directors and executive officers. These agreements, among other things, require the Registrant to indemnify each director and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys' fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person's services as a director or executive officer.

        Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (iv) for any transaction from which a director derived an improper personal benefit.

        Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation's best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

        Rouse maintains standard policies of insurance that provide coverage (i) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (ii) to Rouse, respectively, with respect to indemnification payments that each may make to such directors and officers.

ITEM 36.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

        (a)   Exhibits

Exhibit Index

Exhibit Number		Exhibit Description
2.1	*	Separation Agreement, dated January 12, 2012, between Rouse Properties, Inc. and General Growth Properties, Inc.
3.1	***	Certificate of Incorporation of Rouse Properties, Inc.
3.2	*	Amended and Restated Certificate of Incorporation of Rouse Properties, Inc.
3.3	***	Bylaws of Rouse Properties, Inc.
3.4	*	Amended and Restated Bylaws of Rouse Properties, Inc.
3.5	*	Exchange Agreement, dated January 12, 2012 between Rouse Properties, Inc. and GGP Limited Partnership.
4.1	**	Form of Registration Rights Agreement between Rouse Properties, Inc. and affiliates of Brookfield Asset Management.
4.2	‡	Form of Subscription Rights Certificate.
5.1	‡	Opinion of Weil, Gotshal & Manges LLP.
5.2	‡	Opinion of Richards, Layton & Finger, P.A.
8.1	‡	Opinion of Weil, Gotshal & Manges LLP as to REIT status.
10.1	*	Transition Services Agreement among GGP Limited Partnership, General Growth Management, Inc. and Rouse Properties, Inc.
10.2	*	Tax Matters Agreement, dated January 12, 2012, between Rouse Properties, Inc. and General Growth Properties, Inc.
10.3	*	Employee Matters Agreement, dated January 12, 2012, among General Growth Management, Inc., GGP Limited Partnership and Rouse Properties, Inc.
10.4	*	Services Agreement, dated January 12, 2012, between affiliates of Brookfield Asset Management, GGP Limited Partnership and Rouse Properties, Inc.
10.5	*	Form of Indemnification Agreement between Rouse Properties, Inc. and individual directors and officers.
10.6	**	Standby Purchase Agreement dated as of December 16, 2011 by and among Rouse Properties, Inc., General Growth Properties, Inc., Brookfield US Corporation and Brookfield Asset Management Inc.
10.7	*	Senior Secured Credit Facility Agreement dated January 12, 2012 with Wells Fargo Bank, N.A., as administrative agent, and the lenders party thereto.
10.8	*	Subordinated Revolving Facility Agreement dated January 12, 2012 with Trilon (Luxembourg) S.a.r.l., a wholly-owned subsidiary of Brookfield Asset Management Inc.
10.9	‡	2012 Equity Incentive Plan for directors, employees and consultants.
10.10	*	Form of Non-Qualified Stock Option Agreement.
10.11	*	Form of Restricted Stock Award Agreement.
10.12	**	Employment Agreement between Andrew Silberfein and Rouse Properties, Inc. dated November 14, 2011.

Exhibit Number		Exhibit Description
10.13	**	Letter Agreement between Andrew Silberfein and Rouse Properties, Inc. dated November 14, 2011.
21.1	‡	List of Subsidiaries of Rouse Properties, Inc.
23.1	‡	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, relating to Rouse Properties, Inc.
23.2	‡	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm, relating to the RPI Businesses.
23.3	‡	Consent of Weil, Gotshal & Manges LLP (included in the opinions filed as Exhibits 5.1 and 8.1 hereto).
23.4	‡	Consent of Richards, Layton & Finger, P.A. (included in the opinion filed as Exhibit 5.2 hereto).
99.1	‡	Consent of David Arthur.
99.2	‡	Consent of Jeffrey Blidner.
99.3	‡	Consent of Christopher Haley.
99.4	‡	Consent of David Kruth.
99.5	‡	Consent of Michael Mullen.
99.6	‡	Consent of Steven Shepsman.
99.7	‡	Consent of Andrew Silberfein.
99.8	‡	Consent of Leonard Abramsky.
99.9	‡	Form of Instructions as to Use of Rouse Properties, Inc. Rights Certificates.

*
Filed as an Exhibit to the Company's Current Report on Form 8-K on January 18, 2012.

**
Filed as an Exhibit to the Company's Form 10 registration statement on December 12, 2011.

***
Filed as an Exhibit to the Company's Form 10 registration statement on August 29, 2011.

‡
Previously filed.

ITEM 37.    UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

          (5)   That, for the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registration pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective. The Registrant also undetakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (6)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

              (i)  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

             (ii)  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (iii)  The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (iv)  Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          (7)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, State of New York, on February 7, 2012.

Rouse Properties, Inc.
By:	/s/ RAEL DIAMOND
	Name:	Rael Diamond
	Title:	Chief Financial Officer (Principal Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities as indicated on February 7, 2012.

Signature	Title

* ANDREW SILBERFEIN	Chief Executive Officer and Director (Principal Executive Officer)
/s/ RAEL DIAMOND RAEL DIAMOND	Chief Financial Officer (Principal Financial and Accounting Officer)
* LEONARD ABRAMSKY	Director
* DAVID ARTHUR	Director
* JEFFREY BLIDNER	Director
* CHRISTOPHER HALEY	Director

Signature	Title

* DAVID KRUTH	Director
* MICHAEL MULLEN	Director
* STEVEN SHEPSMAN	Director

*By	/s/ RAEL DIAMOND RAEL DIAMOND Attorney-in-fact

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  ITEM 31. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
  ITEM 32. SALE TO SPECIAL PARTIES.
  ITEM 33. RECENT SALES OF UNREGISTERED SECURITIES.
  ITEM 34. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 36. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
Exhibit Index
  ITEM 37. UNDERTAKINGS.